Graphic Packaging International, Inc.
Executive Severance Plan

(as amended and restated effective February 25, 2014)

I.	Introduction
The purpose of the Graphic Packaging International, Inc. Executive Severance Plan (the “Plan”) is to provide severance benefits to certain executives of Graphic Packaging International, Inc. (the “Company”) in the event of termination of employment for certain reasons and to provide enhanced severance benefits to those executives in the event of termination of employment due to a Change in Control (as defined herein).

II.	Definitions and Construction

2.1	Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)	“Base Salary” shall mean the annual base salary of the Participant, exclusive of commissions, overtime, bonuses, taxable fringe benefits and other forms of compensation.

(b)	“Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)	“Board” or “Board of Directors” or “Directors” shall mean the Board of Directors of GPHC.

(d)	“Change in Control” shall mean any of the following events:

(i)
The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of GPHC entitled to vote generally in the election of Directors (the “Outstanding GPHC Voting Securities”); provided, however, that for purposes of this Section 2.1(d)(i), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who immediately prior to such acquisition is the Beneficial Owner of thirty percent (30%) or more of the Outstanding GPHC Voting Securities, (ii) any acquisition by GPHC or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by GPHC or any of its subsidiaries, (iv) any acquisition by a shareholder who is a party to the Stockholders Agreement, dated July 7, 2007, as amended, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (1), (2), and (3) of Section 2.1(d)(iii);

(ii)
Individuals who constitute the Board at any time (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to such time whose election, or nomination for election by GPHC’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of GPHC or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(iii)
Consummation of a reorganization, merger, or consolidation to which GPHC is a party (a “Business Combination”), in each case unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding GPHC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns GPHC either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding GPHC Voting Securities; and (2) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (ii) of this Section 2.1(d)) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(iv)	The sale, transfer or other disposition of all or substantially all of the assets of GPHC; or

(v)	Approval by the shareholders of GPHC of a complete liquidation or dissolution of GPHC.

(e)
“Change in Control Date” shall mean the date on which a Change in Control actually occurs. No contract or other agreement, whether or not binding, shall be deemed a Change in Control for purpose of the Plan until a transaction occurs which meets the definition of Change in Control.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Code Section 409A” shall mean Section 409A of the Code and all applicable regulations and other Treasury or IRS guidance issued thereunder.

(h)	“Company” shall mean Graphic Packaging International, Inc.

(i)	“Disability” shall mean the Participant:

(i)
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, or

(iii)	has been determined to be disabled by the Social Security Administration.

(j)	“Effective Date” shall mean February 25, 2014. The original effective date of this Plan was January 1, 2010.

(k)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l)	“GPHC” shall mean Graphic Packaging Holding Company and any successor thereto.

(m)	"Job Elimination” shall mean the Participant’s employment is involuntarily terminated by the Company because of cost-cutting measures, structural changes (including outsourcing), business or facility divestment, facility closure, permanent job elimination.

(n)
“Participant” shall mean each employee of the Company who is in Job     Grade 101 or higher who is not a party to an employment agreement with     the Company (unless the employment agreement expressly provides for     such employee’s participation in this Plan).

(o)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(p)	“Plan” shall mean this Graphic Packaging International, Inc. Executive Severance Plan, as amended from time to time.

(q)
“Plan Administrator” shall mean the Board of Directors of Graphic     Packaging International, Inc., or any other individual(s), committee(s) or     other entity(ies) designated by the Company to administer the Plan. The     Plan Administrator will be the administrator, as that term is defined in     ERISA Section 3(16)(A).

(r)	“Retirement Age” shall mean, with respect to a Participant, attainment of at least the age fifty-five (55) with the Participant’s age and years of service totaling at least sixty-five (65).

(s)
“Separation from Service” or “Separate from Service” shall mean a     separation from service as defined under Code Section 409A (without     giving effect to any elective provisions that may be available under such     definition). As a general overview of Code Section 409A’s definition of     “separation from service”, a Participant separates from service if he has a     termination of employment as an employee (other than for death) with the     Company and all members of the controlled group, determined in     accordance with the following:

(i)
Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company or a member of the controlled group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Company or a member of the controlled group. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period.

(ii)
Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, the Participant must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if a Participant provides services as an employee and as a member of the board of directors of the Company or GPHC, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.

(iii)
Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company, all members of the controlled group and the Participant reasonably anticipate that (1) no further services will be performed after a certain date, or (2) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and all members of the controlled group if the Participant has been providing services to the Company and all members of the controlled group for less than thirty-six (36) months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (i) above, for purposes of this subsection, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).

(iv)
Controlled Group. For purposes of this Section 2.1(q), “controlled group” means any other entity that would be required to be aggregated with the Company under Code Section 414(b) or (c) determined, however, by using “at least 50 percent” instead of “at least 80 percent” in applying Code Section 414(b) or (c).

(t)
“Separation from Service for Good Reason” shall mean a Separation     from Service by the Participant (regardless of whether the Participant has     reached Retirement Age) following the occurrence, without the     Participant’s consent, of either of the following events:

(i)	assignment to the Participant of duties that represent a material diminution of the duties he or she was performing immediately prior to the change; or

(ii)	an assignment to the Participant of a position that requires Participant to permanently relocate more than fifty (50) miles from Participant’s current residence.

(iii)
a material reduction in the rate of Participant’s Base Salary from the Base Salary the Participant was receiving (other than a reduction that does not exceed ten percent (10%) and is applied uniformly percentage-wise to all similarly situated executives).

A termination by a Participant shall not constitute a Separation from Service for Good Reason unless: (1) the Participant shall have first delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to Separate from Service for Good Reason, which notice must be given no later than thirty (30) days after the initial occurrence of such event; (2) there shall have passed a reasonable time, not less than thirty (30) days, within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting Separation from Service for Good Reason as identified by the Participant; and (3) the Participant’s Separation from Service occurs not later than two (2) years following the initial existence of one or more of the conditions giving rise to a right to Separate from Service for Good Reason.

Notwithstanding anything to the contrary in this Plan, Separation from     Service for Good Reason shall not include a Termination Due to Death or     Disability.

(u)	“Specified Employees” shall have the meaning ascribed to such term for purposes of Code Section 409A, and shall be determined in accordance

with the Company’s Specified Employee Designation Policy (as now in     effect and as it may be modified from time to time).

(v)	“Termination by Company for Cause” shall mean a termination of employment by the Company for:

(i)
the willful failure of the Participant substantially to perform his or her duties (other than such failure due to Disability), after a written demand for substantial performance has been delivered, and a reasonable opportunity to cure has been given, to the Participant by the Company, which demand identifies in reasonable detail the manner in which the Company believes that the Participant has not substantially performed his or her duties or has committed a violation of Company policy;

(ii)
the Participant’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its Affiliates, including but not limited to a violation of the Company’s Code of Conduct. For purposes of this Agreement, “Affiliates” shall include the Company’s subsidiaries, parent companies, and joint ventures.

(iii)	the Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or

(iv)	the Participant’s material violation of the requirements of federal or state securities laws.
Notwithstanding anything to the contrary in this Plan, in no event will any     Plan payments or benefits be paid to a Participant whose Separation from     Service is due to a Termination by Company for Cause.

(w)
“Termination by Company Without Cause” shall mean a Participant’s     Separation from Service by the Company other than (1) such a Separation     from Service of a Participant who has attained Retirement Age, except     following a Change in Control to the extent provided in Section 3; (2) a     Termination Due to Death or Disability; (3) a Termination by Company     for Cause; or (4) a Separation from Service due to a Job Elimination.

(x)	“Termination Due to Death or Disability” shall mean a termination of employment due to Death or Disability of the Participant.

2.2
Number and Gender. Wherever appropriate herein, a word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and vice versa.

2.3	Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

III.	Plan Payments and Benefits

3.1
Payments Upon Certain Separations from Service. Upon a Separation from Service of the Participant due to a Termination by Company Without Cause, Job Elimination, or a Separation from Service for Good Reason, the Participant will become entitled to:

(a)    one (1) year’s Base Salary; and

(b)    an amount equal to the product of (1) the amount of incentive     compensation based on the Participant’s annual target bonus opportunity     that would have been payable to the Participant for the calendar year in     which the date of the Separation from Service occurs if the Participant had     remained employed for the entire calendar year and assuming that all     applicable performance criteria had been achieved at target levels,     multiplied by (2) a fraction, the numerator of which is equal to the number     of days in such calendar year through and including the date of the     Separation from Service and the denominator of which is 365 (such     product, the “Pro Rata Bonus”), except as otherwise provided in Section     3.2(b) below if applicable.

A Participant who has attained Retirement Age shall become entitled to the above amounts only in the event of (1) the Participant’s termination due to a Job Elimination; (2) the Participant’s Separation from Service for Good Reason; or (3) the Participant’s Termination by Company Without Cause within one (1) year following a Change in Control Date.

3.2	Payments Upon Certain Separations from Service Following a Change in Control
(a)    one-half (½) year’s Base Salary in addition to the amount described in     Section 3.1(a) above; and

(b)    instead of the Pro Rata Bonus described in Section 3.1(b) above, an     amount equal to the product of (1) the amount of incentive compensation     based on the Participant’s annual target bonus opportunity that would have     been payable to the Participant for the calendar year in which the date of     the Separation from Service occurs if the Participant had remained     employed for

the entire calendar year and assuming that all applicable     performance criteria had been achieved at target levels, multiplied by (2)     1.5.

3.3
(a)    In the case of termination upon Participant’s death, Participant’s estate         shall, in addition to the other benefits provided herein, also be paid the     equivalent of one month of Participant’s Base Salary.
(b)    The benefits provided pursuant to this Section are made in lieu of any     other payments or benefits, and neither Participant nor Participant’s estate     shall be entitled to receive any payments or benefits, pursuant to any plan,     policy, program or practice providing any bonus or annual incentive     compensation.
3.4     Time and Form of Payment. Payments pursuant to Sections 3.1 and 3.2 above will be made as follows:

(a)	General Payment Timing. Except as otherwise provided in subsection 3.4(c) below:

(vi)
On the Company’s first normal semi-monthly payroll date following both (1) the date of a Separation from Service entitling a Participant to payments and benefits hereunder and (2) execution and nonrevocation by the Participant of an Agreement and Release as required by Section 3.6 below (the “payment commencement date” for purposes of this subsection (a)), the following amounts will be paid to the Participant:

(A)
the product of one twenty-fourth (1/24) of the amount due to the Participant under Section 3.1(a) multiplied by the number of normal semi-monthly payroll dates that have occurred since the Separation from Service date through and including the payment commencement date; and

(B)	the full amount due under Section 3.2(a), if any.
The payment commencement date will be postponed to the extent     required under Section 3.6(b).

(vii)
On each of the Company’s normal semi-monthly payroll dates subsequent to the payment commencement date described in (i), one twenty-fourth (1/24) of the amount due to Participant under Section 3.1(a) above will be payable, until the amount due thereunder is paid in full.

(viii)	The amount due under Section 3.1(b) or 3.2(b) will be paid in full upon the later of:

(A)	the payment commencement date described in (i) above, and

(B)
the date that the incentive compensation for the relevant calendar year is paid to the Company’s executives (but in no event later than March 15 following the year in which the Separation from Service occurred).

(b)
Payments to Specified Employees. Payments to Specified Employees upon Separation from Service will be made in accordance with the payment timing rules in subsection 3.4(a) above to the extent that one or more of the Code Section 409A exemptions, including without limitation the following, apply:

(i)
The payments are made no later than 2½ months after the end of the Participant’s taxable year in which the Participant vests in the benefit (the “Short-Term Deferral Period”), pursuant to Treasury Regulation Section 1.409A-1(b)(4).

(A)	This exemption does not include payments that will or may occur after the end of the Short-Term Deferral Period.

(B)
This exemption will not apply to any amounts payable to a Participant under Section 3.1(a) of this Plan unless all installment payments with respect to such benefits (as described in subsection (a) above) will be completed by the end of the Short-Term Deferral Period.

(ii)
The payments are made solely upon involuntary separation (including Code Section 409A compliant good reason separations), pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), to the extent such amounts:

(A)	are payable no later than December 31 of the second taxable year following the year of the Separation from Service, and

(B)
do not exceed two (2) times the lesser of (x) the Participant’s annualized compensation, and (y) the IRS qualified plan compensation limit under Code Section 401(a)(17) ($250,000 during 2012, subject to future cost-of-living adjustments) for the year in which the Separation from Service occurs.

(iii)	The amounts payable upon Separation from Service are equal to or less than the applicable dollar limit under Code Section 402(g)(1)(B)

($17,000 during 2012, subject to future cost-of-living adjustments) for the year of the Participant’s Separation from Service, whether the separation is voluntary or involuntary, pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(D).
The foregoing is only a general description of these Code Section 409A exemptions. The availability and application of exemptions will be determined exclusively under the rules of Code Section 409A, and no limitation thereon or modification thereto is intended as a result of these descriptions.

All available Code Section 409A exemptions will be used in combination, such that each exemption available with respect to a Participant’s benefits will apply to the maximum extent applicable under Code Section 409A.

(c)
Non-Exempt Payments to Specified Employees. Notwithstanding subsections 3.4(a) and (b) above, to the extent required by Code Section 409A with respect to payment of amounts not exempt under Code Section 409A to Specified Employees upon Separation from Service, payments will be made to Participants as follows:

(i)
On the Company’s first normal semi-monthly payroll date that occurs during the seventh (7th) month following the date of the Separation from Service entitling a Participant to payments and benefits hereunder and following execution and nonrevocation of an Agreement and Release as required by Section 3.6 below (the “payment commencement date” for purposes of this subsection (c)), the following amounts will be paid to the Participant:

(C)	one-half (½) of the amount due under Section 3.1(a) that is subject to Code Section 409A; and

(D)	the full amount due under Section 3.2(a) that is subject to Code Section 409A, if any;
The payment commencement date will be postponed to the extent required under Section 3.6(b).

(ii)
On each of the Company’s subsequent normal semi-monthly payroll dates following the payment commencement date described in (i) above, one twenty-fourth (1/24) of the amount due to the Participant under Section 3.1(a) above that is subject to Code Section 409A will be payable, until the amount due thereunder is paid in full.

(iii)	The amount due under Section 3.1(b) or 3.2(b) that is subject to Code Section 409A will be paid in full upon the later of:

(A)	the payment commencement date described in (i) above, and

(B)
the date that the incentive compensation for the relevant calendar year is paid to the Company’s executives (i.e., between January 2 and March 15 following the year in which the Separation from Service occurred).

(d)	Alternative Payment Timing. Notwithstanding subsections (a), (b) and (c) of this Section 3.4:

(i)
The Company may specify different timing and form of payment under this Section 3.4 for a new Participant. Any such payment timing shall be specified, in writing, at the time the Participant first becomes eligible to participate in this Plan.

(ii)
If and to the extent that amounts payable under Sections 3.1 and/or 3.2 above are deemed, for purposes of Code Section 409A, to be in substitution of amounts previously payable under another arrangement with respect to such Participant, such payments hereunder will be made at the same time(s) and in the same form(s) as such amounts would have been payable under the other arrangement, to the extent required to comply with Code Section 409A.

3.4
Benefit Continuation. If a Participant is entitled to payments pursuant to Section 3.1 above, then for the period beginning on the date of Separation from Service and ending on the first anniversary of the date of Separation from Service (the “Severance Period”), the Company shall (x) continue to provide to the Participant the life, medical, dental, and prescription drug benefits provided as of the date of Separation from Service; and (y) reimburse the Participant for expenses incurred by him or her for outplacement and career counseling services provided to Participant by a firm selected by the Company for an aggregate amount not in excess of $25,000. To be eligible for continuation of medical, dental and prescription drug benefits, the Participant must elect continuation of group benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) by completing an application and returning it to the COBRA administrator by the deadline specified in the application. The Company will subsidize the Participant’s COBRA premiums during the Severance Period. The Company subsidy will end upon the earlier of the last day of the Severance Period or the day that COBRA coverage ends for any reason, including loss of plan eligibility under plan terms or applicable law; or qualification for benefits with another employer. During the Severance Period, the Participant will make the same contributions as required of active employees with said contributions being paid directly to the Company’s COBRA administrator on an after-tax basis. The Severance Period will count against the Participant’s total COBRA continuation period. To the extent that subsidized healthcare coverage provided to a Participant hereunder is treated as discriminatory in favor of a highly compensated individual under Code Section 105(h), the Company will report the amount of the subsidy as taxable income on the Participant’s IRS Form W-2 for such year.

3.5
Other Company Plans. No Participant in this Plan will be eligible to participate in the Graphic Packaging International, Inc. Severance Pay Plan or the Graphic Packaging International, Inc. Supplemental Unemployment Benefits Plan. No employee who has an employment agreement with the Company is eligible for benefits under this Plan, unless the employment agreement expressly provides for such employee’s participation in this Plan.

3.6	Agreement and Release. Notwithstanding any contrary provisions of this Plan:
(a)    A Participant’s eligibility for any of the payments or benefits described herein will be subject to, and conditioned upon, the Participant executing an agreement and release in the form provided by the Company (the “Agreement and Release”), which will include a general release of claims and certain restrictions on the Participant’s post-employment activities. If a Participant fails to sign or revokes the Agreement and Release within the time specified in the Agreement and Release, any payments or other benefits under this Plan otherwise due are forfeited.
(b)    With respect to amounts subject to Code Section 409A, if the period between a Participant’s Separation from Service and a payment commencement date under this Plan could span two (2) taxable years of the Participant, such payment commencement date will be the first payroll date in the second such taxable year that satisfies all requirements for a payment commencement, including execution and nonrevocation of the Agreement and Release.

IV.
Consideration And Restrictive Covenants. Participant acknowledges and agrees that, as a result of Participant’s employment with the Company, Participant has a prominent role in the management of the business and the development of the goodwill of the Company as well as its subsidiaries, parent companies, and joint ventures (collectively referred to as “Affiliates”) and has obtained confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates around the world--all of which could be used by Participant to compete unfairly with, the Company and its Affiliates. As a result, in consideration for the Plan Payment and Benefits provided above, Participant hereby agrees that:

4.1    Unauthorized Disclosure. During the period of Participant’s employment with the Company and following any Separation of Service, without the Company’s     prior written consent (except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which     event, Participant shall use his or her best efforts to consult with the Company prior to responding to any such order or subpoena; and except as required in the performance of his/her duties hereunder), Participant shall not disclose any confidential or proprietary trade secrets, customer lists,

drawings, designs,     information regarding product development, marketing plans, sales plans,     manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of GPHC, the Company or any of their respective Affiliates or to management of GPHC, the Company or any of their respective Affiliates), operating policies or manuals, business plans, financial records, packaging design     or other financial, commercial, business or technical information (a) relating to GPHC, the Company or any of their respective Affiliates or (b) that GPHC, the Company or any of their respective Affiliates may receive belonging to suppliers, customers or others who do business with GPHC, the Company or any of their     respective Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Participant’s breach of this Section 4.1). The obligations in this paragraph are in addition to, and in no way restrict or operate as a waiver of, statutory or common law protection of trade secrets, as defined by law.
4.1    Non‑Competition. The Participant acknowledges and agrees that he or she is engaged in business with the Company in a global market. Therefore, during the period of Participant’s employment with the Company and for one (1) year following the date of Participant’s Separation of Service from the Company for any reason; Participant shall not directly or indirectly become employed or otherwise serve in a management capacity, whether as an independent contractor, advisor, consultant or otherwise, for any the following companies or any of their current subsidiaries or successors in the United States that directly compete with the Company or its Affiliates: Caraustar Industries, Inc.; Cascades Inc.; Exopack Holding Corporation; Georgia Pacific Corporation; Hood Packaging Corporation; International Paper Company; MeadWestvaco Corporation; PaperWorks Industries, Inc.; Packaging Corporation of America; or Rock-Tenn Company. Participant acknowledges and agrees that serving in a management capacity for such entities would require Participant to perform essentially the same services as the services Participant performs for the Company.
4.2    Non‑Solicitation of Employees. For a period of one (1) year following the date of Participant’s Separation from Service from the Company for any reason, Participant shall not, directly or indirectly, for his/her own account or for the account of any other Person, solicit for employment, or employ or otherwise interfere with the relationship of GPHC, the Company or any of their respective subsidiaries with, any person who is employed by GPHC, the Company or any of their current subsidiaries at the time of Participant’s Separation from Service and with whom Participant had contact while employed with the Company.
4.3    Non‑Solicitation of Customers. The Participant acknowledges and agrees that he or she is engaged in business with the Company in a global customer market. For one (1) year following the date of Participant’s Separation from Service, Participant shall not, directly or indirectly, for his/her own account or for the account of any other Person anywhere in the United States, the European Union, Canada or Mexico, solicit any current or actively sought prospective customer, client to distributor of the Company, GPHC, or any of their Affiliates with whom the Participant had material contact during the two (2) year period directly preceding Participant’s Separation from Service with the Company, for the purpose of engaging in the manufacture, sales or converting of paperboard and paperboard packaging.
4.4    Return of Documents. In the event of the Participant’s Separation of Service from the Company for any reason, Participant shall deliver to the Company all of (a) the property of each of GPHC, the Company and their respective Affiliates and (b) the non-personal documents and data of any nature and in whatever medium of each of GPHC, the Company and their respective Affiliates, and he/she shall not take with him/her any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information. Whether documents or data are “personal” or “non‑personal” shall be determined as follows: Participant shall present any documents or data that he/she wishes to take with him/her to the chief legal officer of the Company for his/her review. The chief legal officer shall make an initial determination whether any such documents or data are personal or non-personal, and with respect to such documents or data that he/she determines to be non-personal, shall notify Participant either that such documents or data must be retained by the Company or that the Company must make and retain a copy thereof before Participant may take such documents or data with him/her.
4.5    Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Participant acknowledges and agrees that the covenants, obligations and agreements of Participant contained in Sections 4.1 through 4.5 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Participant agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Participant from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. Participant hereby irrevocably submits to the jurisdiction of the superior courts of Atlanta, Georgia and the federal courts of the Northern District of Georgia, in respect of the injunctive remedies set forth in this Section 4.6 and the interpretation and enforcement of Sections 4.1 through 4.15 insofar as such interpretation and enforcement relate to any request or application for injunctive relief or damages connected therewith in accordance with the provisions of this Section 4.6, and the parties hereto hereby irrevocably waive any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief or damages connected therewith in a suit or proceeding brought before such a court in accordance with the provisions of this Section 4.6.

V.	Administration of Plan

5.1
Administration and Interpretation of the Plan. The board of directors of Graphic Packaging International, Inc. shall be the Plan Administrator unless such board of directors appoints a different Plan Administrator in writing. If the board of directors of the Company appoints a committee to serve as the Plan Administrator, unless otherwise specified in such appointment: the committee shall consist of not less than three (3) members; any member of the committee may resign at any time by giving notice to the Company, and any resignation shall take effect on the date of receipt of such notice or at any later date specified in the notice; no member of the committee shall receive any compensation for his or her services as a member of the committee; a majority of the members of the committee shall constitute a quorum for the transaction of business; and all resolutions or other actions taken by the committee shall require the written approval or affirmative vote of a majority of the members of the committee. The Plan Administrator shall have all powers necessary or convenient to administer the Plan, including, in addition to such other powers as the law may provide, the following:

(e)	to make and enforce such rules and regulations as it deems necessary or proper for the administration of the Plan;

(f)	to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(g)	to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(h)
to make a determination as to the right of any person to a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Participant’s employment and the cause of such termination);

(i)	to appoint such agents, counsel, accountants, consultants, plan administrator and other persons as may be required to assist in administering the Plan;

(j)
to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(k)    to sue or cause suit to be brought in the name of the Plan; and

(l)	to obtain from the Company and from Participants such information, and execution of any documents, as is necessary for the administration of the Plan.

The Plan Administrator shall have the absolute and exclusive discretionary right and final authority in all matters related to the discharge of its responsibilities and the exercise of authority under the Plan, including, without limitation, the construction of the terms of the Plan, the determination of eligibility for coverage and benefits, and the amount of benefits, and all determinations of the Plan Administrator shall be final and binding upon all parties. The decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan, and no such decision shall be modified under judicial review unless such decision is proven to be arbitrary or capricious.

5.2
Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each director, officer, or employee of the Company and affiliated entities (including the heirs, executors, administrators, and other personal representatives of such person) and the Plan Administrator against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by a person covered under this indemnification clause in connection with any threatened, pending, or actual suit, action, or proceeding (whether civil, criminal, administrative, or investigative in nature, or otherwise) in which the person may be involved by reason of the fact that the person is or was serving the Plan in any capacity at the request of the Company, except that the Company will not indemnify any individual from liability arising from that person’s own fraud, willful neglect or gross negligence.

VI.	Claim Procedure

6.1
Filing a Claim. If a person believes that the Company is obligated under the terms of the Plan to pay a benefit or there is a dispute as to the benefit amount, such person (hereinafter referred to as the “claimant”) shall deliver a written request to the Plan Administrator or such person, office or committee as the Plan Administrator shall designate for the processing of claims (the “Claims Administrator”). Claims should be sent to the Claims Administrator, Executive Severance Plan, Graphic Packaging International, Inc., at the Company’s primary, corporate headquarters. Upon receipt of such request, the Claims Administrator may require the claimant to complete such forms and provide such additional information as may be reasonably necessary to establish the claimant’s right to benefits under the Plan. A claim is deemed filed upon receipt by the Claims Administrator.

6.2
Notification to Claimant of Decision. The Claims Administrator shall furnish to the claimant a notice of the decision within 90 days after receipt of the claim. If special circumstances require more than 90 days to process the claim, this period may be extended for up to an additional 90 days by giving written notice to the claimant before the end of the initial 90-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision within the time specified shall constitute a denial of the claim, and the claimant shall be entitled to require a review of the denial under the review procedures.
The notice to be provided to every claimant who is denied a claim for benefits shall be in writing and shall set forth, in a manner calculated to be understood by the claimant, the following:

(a)    The specific reason or reasons for the denial;

(b)	Specific reference to pertinent Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	An explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review.

6.3
Review Procedure. The purpose of the review procedure is to provide a person claiming benefits a reasonable opportunity to appeal a denial of a claim. The Plan Administrator will act as, or designate another person, office or committee to act as a claims review committee (the “Review Committee”), which may, at the discretion of the Plan Administrator, include the same members as the committee, if any, appointed to administer the Plan, to adjudicate the claim. To accomplish that purpose, the claimant or his or her duly authorized representative:

(c)    May request a review by the Review Committee;

(d)    May review pertinent Plan documents; and

(e)    May submit issues and comments in writing.

A claimant (or his or her duly authorized representative) shall request a review by the Review Committee by filing a written application for review with the Claims Administrator at any time within 60 days after receipt by the claimant of written notice of the denial of his or her claim. Any fees a claimant incurs as a result of representation by an attorney or other individual shall be paid by the claimant.

The decision on review shall be made by the Review Committee, which may in its discretion hold a hearing on the denied claim. The Review Committee shall make its decision promptly, which shall ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension shall be furnished to the claimant prior to the time the extension commences. The decision on review shall be in writing and shall include specific reasons for the decision (written in a manner calculated to be understood by the claimant), as well as specific references to the pertinent Plan provisions on which the decision is based.

The Review Committee’s decision on review shall be final. In the event the decision on review is not furnished to the claimant within the time required, the claim shall be deemed denied on review.

VII.	General Provisions

7.1
Termination and Amendment. The Plan may be amended from time to time or terminated in its entirety at the sole discretion of the Board of Directors of Graphic Packaging International, Inc. The Board of Directors of Graphic Packaging International, Inc. has the right to unilaterally change or eliminate any or all benefits under the Plan with one year’s notice to the Participants of any material change in the Plan, including but not limited to participation in the Plan.

7.2
Nature of Plan; Funding; Cost of Plan. The Plan is intended to be a “top-hat plan” under ERISA. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Participants.

7.3	Nonalienation. Participants shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

7.4
Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Company, (b) restrict the right of the Company to discharge any person at any time, (c) give the Company the right to require any person to remain in the employ of the Company, or (d) restrict any person’s right to terminate his employment at any time.

7.5
Right of Recovery. If the Company, the Plan Administrator or other designee makes any payment that, according to the terms of the Plan, should not have been made, it may recover that incorrect payment, whether or not it was made due to its own error, from the person to whom it was made or from any other appropriate party. If any such incorrect payment is made directly to a Participant, the Company or its designee may deduct it when making future payments directly to that Participant or recover such payment by other methods to be determined at the discretion of the Plan Administrator.

7.6	Setoff or Counterclaim. The Company shall have the right to set off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against a Participant. All amounts payable by the Company shall be paid without notice or demand. Notwithstanding the foregoing, with respect to amounts that are subject to Code Section 409A, the Company may, in its sole discretion, offset any payment to a Participant by any amount owed by such Participant (whether or not such obligation is related to the Plan) to the Company or any of its subsidiaries; provided, no such offset will apply before the payment is otherwise payable under the Plan, unless the following requirements are satisfied: (i) the debt owed to the Company or any of its subsidiaries was incurred in the ordinary course of the relationship between the Participant and the Company or any of its subsidiaries, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

7.7
Taxes or Penalties. Any benefits paid or provided pursuant to the Plan shall be subject to all required tax and other withholdings. If there are any taxes or penalties payable by the Company on behalf of any Participant, such taxes or penalties shall be payable by the Participant to the Company to the extent such taxes would have been originally payable by the Participant had this Plan not been in existence.

7.8
Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9
Effect of Plan. The Plan is intended to supersede all prior oral or written change in control plans of the Company for Participants in the Plan. Further, the Plan shall be binding upon the Company on and after the Change in Control Date and any successor of the Company, by merger, consolidation, acquisition or similar transaction shall be so bound. All statements made by the Company, Plan Administrator or Claims Administrator shall be deemed representations and not warranties. No such statements shall void or reduce coverage under the Plan or be used in defense to a claim unless in writing signed by the Plan Administrator.

7.10
Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with ERISA. To the extent, if any, that state laws are not preempted and they apply, the Plan shall be construed and administered under the laws of the State of Georgia without regard to conflicts of law principles.

7.11
Compliance with Code Section 409A. The severance pay provisions and benefits described in the Plan are intended to be exempt from Code Section 409A to the extent exemptions are available and applicable. However, to the extent payments and benefits hereunder are not exempt from Code Section 409A, the Plan is intended to comply with Code Section 409A and shall be interpreted accordingly.

To the extent that any payments made pursuant to the Plan are reimbursements or in-kind benefits, the amount of such payments or benefits during any calendar year will not affect the benefits provided in any other calendar year, and the right to any such payments will not be subject to liquidation or exchange for another benefit or payment. As required by Code Section 409A, the payment date for any reimbursements shall in no event be later than the last day of the calendar year immediately following the calendar year in which the reimbursed expense was incurred.
To the extent required under Code Section 409A, any payments or benefits under this Plan of any amount subject to Code Section 409A to be made upon the Separation from Service of a Specified Employee will in no event be made or commence until six (6) months after such Participant’s Separation from Service date.

The Company hereby agrees to the provisions of the Plan and in witness of its agreement, all of the members of the Board of Directors of Graphic Packaging International, Inc. have executed the Plan on the date written below.

Graphic Packaging International, Inc.

By:     /s/ DAVID W. SCHEIBLE
David W. Scheible

By:     /s/ STEPHEN A. HELLRUNG
Stephen A. Hellrung

By:     /s/ DANIEL J. BLOUNT
Daniel J. Blount

Date:     February 25, 2014